USA TELCOM

                           YEAR ENDED DECEMBER 31, 1999

                                 CONTENTS
                                                               Page

Independent's auditor's report                                  1

Financial statements:

   Balance sheet                                                2

   Statement of income (loss)
    and retained earnings (deficit)                             3

   Statement of cash flows                                      4

   Notes to financial statements                                5












   Member                         Dennis K. Meservy             Member
American Institute of          Certified Public Accountant    Nevada Society of
Certified Public Accountants                               Certified Public Acc.

819 Las Vegas Blvd. South                                    (702) 385-7080
Las VEgas, NV 89101-6722


To the Board of Directors
USA TELCOM
Las Vegas, Nevada

                         INDEPENDENT AUDITOR'S REPORT

     I have audited the accompanying balance sheet of USA TELCOM as of Dedember 31, 1999, and the related statements of income (loss) and retained earnings (deficit) and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the COmpany's management. My responsibility is to express an opinion of these fiancial statements based on my audit.

     I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit alsp includes assessing the acounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

     In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of USA TELCOM as of December 31, 1999, and the results of its operations and its cash flow for the year December 31, 1999 in the conformity with generally accepted accounting principles.

April 24, 2000





                               USA TELCOM

                              BALANCE SHEET

                            DECEMBER 31, 1999


                               ASSETS
Current assets:
   Cash                                                   $         58

Total current assets                                                58

                                                          $         58

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                       $        631
   Officer loans payable (Note 2)                                2,410

     Total current liabilities                                   3,041

Stockholders' equity:
   Common stock, $.01 par value, 25,000,000 shares
    authorized, 0 shares issued and outstanding                      0
  Retained earnings (deficit)                                   (2,983)

    Total stockholders' equity                                  (2,983)

    Total liabilities and Stockholders' Equity             $         58


                        The accompanying notes are an intergral
                          part of these financial statements

                        USA TELCOM

           STATEMENT OF INCOME (LOSS) AND RETAINED EARNINGS (DEFICIT)
                        YEAR ENDING DECEMBER 31, 1999
Revenues:
                                                                      0
Total revenues

General and administative expenses:
   Auto expenses                                                    445
   Bank charges                                                      61
   Office expenses                                                   16
   Proffessional services                                           721
   Postage                                                           39
   Rent                                                             940
   Telephone                                                        761

        Total general and administrative expenses                 2,983

Net income (loss) before taxes                                   (2,983)

Provision for federal income taxes (Note 1)
   Current                                                            0
   Deferred                                                           0

Net income (loss)                                                (2,983)

Retained earnings (deficit), January 1                                0

Retained earnings (deficit), December 31               $         (2,983)

                              The accompanying notes are an integral
                                part of these financial statements

                                  USA TELCOM

                           STATEMENT OF CASH FLOWS
                        YEAR ENDED DECEMBER 31, 1999

Cash flows from operating activities:
    Net income (loss)                                      $          (2,982)
    Adjustments to reconcile net income to
       net cash provoded by operating activities:
       Accounts payable increase                                         631

       Net cash used in operating activities                          (2,352)

Cash flows from financing activities:
   Shareholder loans increase                                          2,410

       Net cash provided by financing activities                       2,410

Net increase in cash                                                      58

Cash and cash equivalents, January 1                                       0

Cash and cash equivalents, December 31                      $             58



                         The accompanying notes are in integral
                           part of these financial statements

                               USA TELCOM

                     NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999


1.     Significant accounting policies:

       Company's organization and nature of business:

       USA TELCOM incorporated in Nevada on November 5, 1998. The corporation's principal business involves setting up telecommunication services in Vietnam. The Company has no operations to date. The corporation's current president, Allen Jones, has been actively engaged in telecom internationally for several years with other companies.

      Common stock:

      As of December 31, 1999, no shares of stock have been issued.

      Use of estimates in oreparation of financial statements:

      The preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenues, and expenses. Actual results may differ from these estimates.

     Federal income taxes:

     As of December 31, 1999, the Company has no accrued federal income tax liability. Using the liability method in accordance with SFAS No. 109," Accounting for Income Taxes", no deferred income taxes are required.

     Cash and cash equivalents:

     The Company considers all short-term securities purchased with an original maturity of three months or less to be cash equivalents.

  2. Transactions with related party:

     Loans from officer, Allen Jones as of December 31, 1999 amount to $2,410. These loans were unsecured and provide no set repayment terms.